UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C-A

PROXY STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Information Statement
Confidential for use of the Commission Only

[as permitted by Rule 14c-5(d)(2)]

Definitive Information Statement

HuntMountain Resources

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date filed:

HuntMountain Resources

1611 N. Molter Road, Suite 201

Liberty Lake, Washington 99019

Notice of Postponed Annual Meeting of Shareholders

to be Held on November 8, 2007

Dear Shareholder:

In order to comply with applicable statutory notice requirements, please be advised that the date of our Annual Meeting of Shareholders of HuntMountain Resources, which was previously scheduled to be held on October 25, 2007 has been postponed and will now be held at 2:00 pm Pacific Time on Thursday November 8, 2007 at 1611 N. Molter Road, Ste. 201, Liberty Lake, Washington. The primary business of the meeting will be to:

•	Elect seven (7) members to the Board of Directors for a one year term or until their respective successors are elected and qualified.
•	Approve a change in our corporate domicile from Nevada to Washington.
•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Only Shareholders of record on the books of the Company at the close of business on September 10, 2007, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

We Are Not Asking You for a Proxy and You Are Not Requested To Send Us A Proxy.

Building Value through Exploration

HuntMountain Resources is growing rapidly. During 2006 and continuing into 2007, HuntMountain has acquired mining and exploration rights to ten properties in three countries. Meantime, we are aggressively pursuing similar opportunities in other target rich locations, including Mexico. The core goal of the business is to build shareholder value through exploration in the Americas. Specific geographic targets will generally be expected to have an outstanding mining history, be in areas of political stability and be in locations where local community support for the mining industry is positive.

HuntMountain has experienced an exciting year of growth and development during 2006, and we are working hard to achieve greater success in the year ahead.

Thank you for taking part in this venture as an investor and shareholder. We look forward to seeing you at the Annual Shareholders Meeting on November 8, 2007.

By order of the President and the Board of Directors:

HUNTMOUNTAIN RESOURCES By: Tim Hunt Tim Hunt, President and Chairman of the Board of Directors